Dreyfus BOND Funds, Inc.

ARTICLES OF AMENDMENT

Dreyfus Bond Funds, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

"SECOND: The name of the corporation (hereinafter called the 'Corporation') is BNY Mellon Municipal Bond Funds, Inc."

SECOND: The charter of the Corporation is hereby further amended by redesignating Dreyfus Municipal Bond Fund as BNY Mellon Municipal Bond Fund, and the issued and unissued shares of Dreyfus Municipal Bond Fund as BNY Mellon Municipal Bond Fund shares.

THIRD: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on June 3, 2019.

IN WITNESS WHEREOF, Dreyfus Bond Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

Dreyfus BOND Funds, Inc.

By: /s/ Jeff Prusnofsy________

Jeff Prusnofsky

Vice President

ATTEST:

/s/ James Bitetto____

James Bitetto

Secretary

Address of Corporation:

240 Greenwich Street

18th Floor

New York, New York 10286

Address of Resident Agent:

The Corporation Trust Incorporated

2405 York Road, Suite 201

Lutherville Timonium, Maryland 21093